Exhibit 99.1

FOR IMMEDIATE RELEASE:
Oct. 5, 2017

Media Contacts:	Investor Contact:
Elinore White	Steve Frank
1-973-443-2835 (o)	1-973-822-7141 (o)
elinore.y.white@zoetis.com	steve.frank@zoetis.com

Zoetis Declares Fourth Quarter 2017 Dividend

PARSIPPANY, N.J. - Oct. 5, 2017 - The Board of Directors of Zoetis Inc. (NYSE:ZTS) has declared a fourth quarter 2017 dividend payable to holders of the company’s common stock of $0.105 per share. The dividend is to be paid on Friday, Dec. 1, 2017, to holders of record on Thursday, Nov. 9, 2017.

About Zoetis
Zoetis is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products, genetic tests, biodevices and a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2016, the company generated annual revenue of $4.9 billion with approximately 9,000 employees. For more information, visit http://www.zoetis.com/.

DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to the future use of cash and dividend payments. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K.

These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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